                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the registrant       /X/

Filed by a Party other than the registrant      / /

Check the appropriate box:

/ /  Preliminary proxy statement               / / Confidential, for Use of
                                               the Commission Only (as
                                               permitted by Rule 14a-6(e)(2))

/X/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          SEEQ Technology Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

/X/     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
        14a-6(j)(2) or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

        (1)   Title of each class of securities to which transaction applies:

        (2)   Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        (4)   Proposed maximum aggregate value of transaction:

        (5)   Total fee paid:

/ /     Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)   Amount previously paid:

        (2)   Form, Schedule or Registration Statement No.:

        (3)   Filing Party;

        (4)   Date Filed:

                          SEEQ TECHNOLOGY INCORPORATED
                              47200 BAYSIDE PARKWAY
                            FREMONT, CALIFORNIA 94538

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 20, 1997

TO OUR STOCKHOLDERS:

      You are invited to attend the Annual Meeting of Stockholders of SEEQ TECHNOLOGY INCORPORATED, a Delaware corporation (the "Company"), to be held on Thursday, March 20, 1997 at 3:00 p.m., local time, at the offices of the Company at 47200 Bayside Parkway, Fremont, California 94538, for the following purposes:

      1.    To elect directors to serve for the ensuing year.

      2. To ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending September 30, 1997.

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

      Only stockholders of record at the close of business on January 28, 1997, are entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

                                    By order of the Board of Directors


                                    ROBERT O. HERSH
                                    Secretary

Fremont, California
February 14, 1997

      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                          SEEQ TECHNOLOGY INCORPORATED

                                 PROXY STATEMENT

                    FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
                          SEEQ TECHNOLOGY INCORPORATED
                            TO BE HELD MARCH 20, 1997


GENERAL

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SEEQ Technology Incorporated, a Delaware corporation (the "Company" or "SEEQ"), of proxies to be voted at the Annual Meeting of Stockholders to be held on March 20, 1997, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record on January 28, 1997 will be entitled to vote at the Annual Meeting. The Annual Meeting will be held at 3:00 p.m. at the principal executive offices of the Company located at 47200 Bayside Parkway, Fremont, California 94538.

      It is anticipated that this Proxy Statement and the enclosed proxy card will be first mailed to stockholders on or about February 14, 1997.

VOTING RIGHTS

      The close of business on January 28, 1997 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of that date, the Company had 30,288,379 shares of its common stock, $0.01 par value, outstanding and entitled to vote at the Annual Meeting. Holders of common stock are entitled to one vote for each share of common stock so held. A majority of shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

      If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy. The enclosed proxy card is solicited by the Company's Board of Directors (the "Board of Directors" or the "Board") and, when the proxy card is returned properly completed, it will be voted as directed by the stockholder on the proxy card. Stockholders are urged to specify their choices on the proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of common stock represented by such proxy will be voted FOR Proposals 1 and 2. Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

      An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of all items being submitted to the stockholders for their consideration. Abstentions and broker non-votes are included in determining the number of shares present and voting at the Annual Meeting and each is tabulated separately. Abstentions are also counted for purposes of determining whether a proposal presented to stockholders has been approved, whereas broker non-votes are not included for such purposes.

      The Annual Report of the Company for the fiscal year ended September 30, 1996 will be mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

REVOCABILITY OF PROXIES

      Any person giving a proxy has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or may be revoked by attending the Annual Meeting and voting in person.

SOLICITATION OF PROXIES

      The Company will bear the cost of solicitation of proxies. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

      Each director to be elected at the Annual Meeting will hold office until the next annual meeting of stockholders and until a successor for such director is elected and has been qualified, or until the death, resignation, or removal of such director. There are three nominees, each of whom is currently a director of the Company. Each of the Company's current directors was elected to the Board by the stockholders at the last annual meeting. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them for the nominees listed below. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the nominees named below. The three candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company. The proxies solicited by this Proxy Statement may not be voted for more than three nominees.

NOMINEES

      Set forth below is information regarding the nominees to the Board of
Directors:

                   Name                                Age
                   ----                                ---
             Alan V. Gregory........................   63
             Charles C. Harwood.....................   69
             Phillip J. Salsbury....................   54

      Alan V. Gregory has served as a member of the Board of Directors of the Company since August 1992 and has served as the Company's Chairman of the Board since October 1993. Since 1983, Mr. Gregory has been President, Chief Executive Officer and Chairman of the Board of Directors of XECOM, Inc., a modem manufacturer. From 1978 to 1983, Mr. Gregory was a private investor. From 1975 to 1978, he served as Vice President and General Manager of the MOS Divisions of Fairchild Semiconductor Incorporated, a semiconductor manufacturer. From 1969 to 1975, Mr. Gregory was employed by Signetics Corporation, a semiconductor manufacturer, and served as Corporate Vice President and General Manager of the Analog Division from 1973 to 1975. Mr. Gregory was also a co-founder of Omni Technology Incorporated, an electronics test services company, and served as one of its directors from 1980 to 1986. Mr. Gregory holds a B.S. in electrical engineering from Northeastern University and is currently a Director of the National Council for Northeastern University.

      Charles C. Harwood has served as a member of the Board of Directors of the Company since May 1994. Since December 1992, Mr. Harwood has been an independent management consultant. From 1985 through December 1992, Mr. Harwood was a co-founder of The Quality Improvement Company, a management consulting firm. From 1970 through 1985, Mr. Harwood served as President of Signetics Corporation. Mr. Harwood is also a director of XECOM and North American Management Company, an investment advisory firm. Mr. Harwood holds a B.A. and M.B.A. from Harvard University.

      Phillip J. Salsbury, a founder of the Company, has served as the Company's President and Chief Executive Officer since October 1993. Dr. Salsbury has served as a member of the Board of Directors since the founding of the Company in 1981 and, from 1981 through September 1993, served as the Company's Vice President, Chief Technical Officer and Secretary. From 1973 until 1980, Dr. Salsbury served in various engineering management positions for Intel Corporation, a semiconductor manufacturer. Dr. Salsbury is a co-inventor under nine patents in the area of MOS (metal oxide silicon) devices and circuits. Dr. Salsbury holds a B.S. in electrical engineering from the University of Michigan and a M.S.E.E. and PhD from Stanford University.



      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS.

BOARD MEETINGS AND COMMITTEES

      The Board of Directors held four (4) meetings during fiscal 1996. Each director, other than Mr. Chen, attended more than seventy-five percent (75%) of the aggregate of (i) the total number of meetings of the Board of Directors held during the fiscal year, or portion of the fiscal year, during which such director served as a member of the Board, and (ii) the total number of meetings held by all committees of the Board on which such director served.

      The Audit Committee of the Board of Directors recommends engagement of the Company's independent accountants, approves services performed by such accountants, and reviews and evaluates the Company's accounting system and its system of internal controls. This committee, which consists of Directors Gregory and Harwood, held one (1) meeting during fiscal 1996.

      The Compensation Committee of the Board of Directors has overall responsibility for the Company's compensation policies and determines the compensation payable to the Company's executive officers, including their participation in certain of the Company's employee benefit plans. This committee, which consists of Directors Gregory and Harwood, held one (1) meeting during fiscal 1996.

      The Stock Option Committee of the Board of Directors has the exclusive authority to administer the Company's Restated 1982 Stock Option Plan (the "1982 Stock Option Plan") and to make stock option grants under the Plan, including grants to executive officers. This committee, which consists of Directors Gregory and Harwood, held five (5) meetings during fiscal 1996.

DIRECTOR COMPENSATION

      It is the general policy of the Company that each non-employee director of the Company who is not appointed as a director pursuant to any contractual or other right or arrangement be paid $2,000 for each quarterly meeting of the Board of Directors attended and $1,000 per meeting for certain additional Board or committee meetings attended. In addition, each such director is also eligible for reimbursement according to the Company's policy for expenses incurred in connection with attendance at meetings of the Board of Directors and the committees thereof.

      Under the Company's 1989 Non-Employee Director Stock Option Plan (the "1989 Stock Option Plan"), an individual who is not an employee of the Company and has not been appointed or elected as a director pursuant to any contractual or other right or arrangement will receive an automatic option grant for 20,000 shares of the Company's common stock upon becoming a member of the Board, and each such individual who continues to serve as a non-employee Board member will receive additional automatic option grants, each for 10,000 shares, at annual intervals over his period of Board service, beginning with the second Annual Stockholders Meeting following his initial election or appointment to the Board. Under the 1989 Stock Option Plan, Mr. Gregory received a 10,000 share option grant in March 1995 with an exercise price of $2.438 per share and a 10,000 share and 40,000 share grant in March 1996, with an exercise price of $3.688 per; and Mr. Harwood received two 10,000 share option grants in March 1996, each with an exercise price of $3.688 per share. Each option granted under the 1989 Stock Option Plan will have an exercise price per share equal to the fair market value of the Company's common stock on the automatic grant date and will have a maximum term of 10 years. The option will become exercisable for all the option shares upon the optionee's completion of 6 months of Board service measured from the grant date, but any shares purchased under the option will be subject to repurchase by the Company, at the original exercise price paid per share, should the optionee cease Board service prior to vesting in the purchased shares. Each 20,000 share option grant will vest in two equal annual installments over the optionee's period of Board service measured from the grant date, and each 10,000 share option grant will vest upon that individual's completion of two years of Board service measured from the grant date. However, the shares subject to each outstanding option grant under the 1989 Stock Option Plan will immediately vest should the Company be acquired by merger or asset sale or should the optionee die or become disabled while serving as a Board member or should there occur a hostile takeover of the Company through a tender offer for 25% or more of the outstanding common stock or a change in the majority of the Board by proxy contest. Upon the successful completion of a hostile tender offer for 25% or more of the outstanding common stock, each automatic option grant under the 1989 Stock Option Plan will be canceled in return for a cash payment from the Company in an amount per canceled option share equal to the greater of (i) the highest tender offer price per share paid for the common stock or (ii) the fair market value per share on the option cancellation date, less the option exercise price per share.

      No other compensation is paid to directors of the Company in respect of their services as directors.

MANAGEMENT

      Set forth below is information regarding the executive officers of the Company who are not directors:

      NAME                            AGE        POSITION
      ----                            ---        --------
      Robert O. Hersh............     43   Vice President, Finance, Chief
                                           Financial Officer and Secretary
      Philip A. Ortiz............     50   Vice President, Worldwide Sales
      Stephen F. Dreyer..........     44   Vice President, Research and
                                           Development and Chief Technical
                                           Officer
      Barry C. Gray..............     40   Vice President, Marketing

      Robert O. Hersh has served as the Company's Vice President, Finance and Chief Financial Officer since October 1995 and as the Company's Secretary since January 1996. From 1987 to September 1995, he served in various capacities at Alps Electric (North America), Inc., a manufacturer of computer peripheral equipment, and its subsidiaries, including Executive Vice President, Chief Operating Officer, Senior Vice President, and Chief Financial Officer.

      Philip A. Ortiz has served as the Company's Vice President, Worldwide Sales since May 1993. From September 1992 until May 1993, Mr. Ortiz was Vice President, International Sales. From June 1992 to September 1992, Mr. Ortiz was on leave from the Company. Mr. Ortiz served as the Company's Vice President, Worldwide Sales & Marketing from September 1990 until June 1992, and as the Company's Vice President, International Sales from March 1988 to October 1988. Mr. Ortiz has served in international and domestic sales activities for the Company since 1983 and was first appointed as Vice President, Sales in January 1987. From 1980 to 1983, Mr. Ortiz was Director of Marketing and Sales for California Devices, Inc., a semiconductor manufacturer. From 1970 to 1980, he held various marketing and sales positions at American Micro-Systems, Inc., a semiconductor manufacturer.

      Stephen F. Dreyer has served as the Company's Vice President, Research and Development and Chief Technical Officer since April 1995. From June 1993 to April 1995, Mr. Dreyer served as the President of Talus Technology Incorporated, a wholly owned subsidiary of the Company. From November 1991 to June 1993, Mr. Dreyer was a consultant in the area of analog integrated circuit design. Mr. Dreyer served as the CMOS Design Manager for Micro Linear Corporation, a semiconductor manufacturer, from October 1984 to October 1991.

      Barry C. Gray has served as the Company's Vice President, Marketing since September 1995. From May 1990 to August 1995, Mr. Gray served in various marketing positions at Integrated Device Technology, a semiconductor manufacturer, including Strategic Marketing Manager, Marketing Manager, and Product Marketing Engineer.

CERTAIN TRANSACTIONS

      SEEQ and Hualon Microelectronics Corporation, a corporation organized under the laws of Taiwan, the Republic of China ("Hualon"), entered into a Stock Purchase Agreement dated July 16, 1990 (the "Stock Purchase Agreement") pursuant to which Hualon purchased for cash 1,625,000 shares of SEEQ common stock at $3.25 per share, for an aggregate purchase price of $5,281,250. In addition, the Stock Purchase Agreement provided for the nomination of a representative of Hualon to the SEEQ Board of Directors on the terms set forth in the Stock Purchase Agreement. Pursuant to this right, Hualon appointed Dr. Peter C. Chen to be elected to the Company's Board of Directors. SEEQ and Hualon also entered into a Technology Transfer and Foundry Agreement dated July 16, 1990 (the "Foundry Agreement") pursuant to which SEEQ agreed to license to Hualon certain of SEEQ's processes and products, and the underlying technology with respect thereto, and Hualon agreed to manufacture products on SEEQ's behalf and act as an alternate source for certain of such products in certain geographical markets (in exchange for which SEEQ would receive royalty payments). In addition, the Foundry Agreement provided for the joint development of new products and processes based on certain of the products and processes licensed by SEEQ under such Agreement. Pursuant to a settlement of certain litigation between the Company and Hualon, an Amendment to the Foundry Agreement was entered into by and between the Company and Hualon during fiscal 1995. Pursuant to the Foundry Agreement, as amended, the Company paid to Hualon an aggregate of approximately $400,000 during fiscal 1995 and approximately $1,540,000 during fiscal 1996.

      On March 30, 1994 the Company filed a lawsuit in the United States District Court for the Northern District of California against Hualon. In the lawsuit, the Company sought injunctive relief from the court to prevent Hualon from using certain of the nonvolatile memory technology previously sold by the Company to Atmel Corporation, to which Hualon had asserted certain license rights under an alleged license agreement. In response to the Company's claims, Hualon asserted affirmative defenses and counterclaims seeking a declaration by the court that the alleged license agreement was valid and seeking specific performance of the alleged license agreement and other agreements previously entered into by the two parties. Hualon subsequently amended its counterclaims for damages for breach of, and for money owed pursuant to, other agreements between the Company and Hualon. The Company also amended its original complaint to include a number of additional claims against Hualon, including claims for damages for breach of, and for money owed pursuant to, such other agreements.

      On August 16, 1995, the Company and Hualon entered into a Settlement Agreement, Release and Tolling Agreement (the "Settlement Agreement"). The terms of the Settlement Agreement provided, among other things, for the payment by the Company to Hualon of $500,000 in cash and the issuance by the Company to Hualon of 100,000 shares of the Company's Common Stock. In addition, under the terms of the Settlement Agreement, the Company agreed that the claims asserted against Hualon in respect of the alleged license agreement would be tolled for such time and on such terms as provided therein. As a result, the Company is not currently pursuing such claims. The Company is entitled to pursue such claims in the future, however, subject to the terms of the Settlement Agreement.


STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of December 31, 1996 (based upon 30,288,379 shares outstanding) certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock, (ii) each of the Company's directors, and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                                           AMOUNT AND NATURE OF
                                                         BENEFICIAL OWNERSHIP (1)
                                                        --------------------------
                                                          NUMBER OF    PERCENT OF
NAME OF BENEFICIAL OWNER                                   SHARES        CLASS

Atmel Corporation.............................            2,614,701        8.6%
2125 O'Nel Drive
San Jose, CA 95131
Phillip J. Salsbury (2).......................              827,108        2.7
Alan V. Gregory (3)...........................              198,500        *
Charles C. Harwood (4)........................              130,000        *
Robert O. Hersh (5)...........................               67,311        *
Philip A. Ortiz (6)...........................               32,886        *
Stephen F. Dreyer (7).........................              163,139        *
Barry C. Gray (8).............................               43,752        *
All current directors and executive officers              1,462,696        4.8
as a group (7 persons) (9)

      ---------------

*  Less than one percent.

(1) Unless otherwise indicated, each of the beneficial owners named in the table has sole voting and investment power with respect to all shares shown as owned by them, subject to applicable community property laws.

(2) Excludes 1,333 shares of common stock owned by trusts for the benefit of Dr. Salsbury's children, as to which Dr. Salsbury disclaims beneficial ownership. Includes 753,505 shares of common stock subject to issuance upon exercise of options exercisable within 60 days after December 31, 1996.

(3) Includes 90,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1996.

(4) Includes 40,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1996.

(5) Includes 67,311 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1996.

(6) Includes 32,879 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1996.

(7) Includes 163,139 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1996.

(8) Includes 43,752 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1996.

(9) Includes 1,190,586 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1996.

           COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES ACT OF 1934

      Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

      To the Company's knowledge, based solely upon review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1996, all
Section 16(a) filing requirements were complied with that are applicable to the Company's officers, directors and greater than ten percent stockholders.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

      The following table provides certain summary information concerning compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company earning at least $100,000 in salary and bonus (determined as of the end of the last fiscal year) for services rendered in all capacities to the Company and its subsidiaries for the 1996, 1995 and 1994 fiscal years. Such individuals will be hereinafter referred to as the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE


                                                            ANNUAL                                       LONG-TERM
                                                         COMPENSATION                   OTHER           COMPENSATION
NAME AND                                            SALARY           BONUS              ANNUAL             AWARDS         ALL OTHER
--------                            FISCAL         --------          ------          COMPENSATION        (OPTIONS)      COMPENSATION
PRINCIPAL POSITION                   YEAR           ($)(1)           ($)(1)             ($)(3)        (NO. OF SHARES)       ($)(5)
------------------                  ------         --------          ------          ------------     ---------------   ------------
Phillip J. Salsbury                  1996          $209,350               0                  0             250,000         $ 60,000
   President and Chief               1995           205,400               0              4,103                   0          182,682
   Executive Officer                 1994           214,499               0             62,519             400,000          362,536

Robert O. Hersh                      1996           140,000          30,000                  0             200,000                0
   Vice President, Finance,          1995                --              --                 --                  --               --
   Chief Financial Officer           1994                --              --                 --                  --               --
   and Secretary

Philip A. Ortiz                      1996           101,924          76,000(2)          10,470(4)           70,000                0
   Vice President,                   1995           100,001          82,600(2)           9,992(4)                0           66,877
   Worldwide Sales                   1994           100,001          56,347(2)          25,650(4)           20,000           98,560

Stephen F. Dreyer                    1996           104,940               0                  0                   0                0
   Vice President,                   1995           102,846               0                  0             540,000                0
   Research                          1994           100,000               0                  0                  --                0
   and Development

Barry C. Gray                        1996           101,923          25,000                  0             130,000                0
   Vice President,                   1995             4,231               0                  0                   0                0
   Marketing                         1994                --              --                 --                  --               --

___________________

(1)   Includes amounts deferred under the Company's Retirement Income (401(k))
      Plan.

(2)   Represents commissions.

(3) Represents amounts paid to each Named Executive Officer pursuant to the Company's Supplemental Cash Bonus Plan. A portion of each such award was immediately repaid to the Company in satisfaction of the accrued interest on the outstanding promissory notes which the Named Executive Officer delivered to the Company in payment of the exercise price of shares purchased by that individual under the Company's 1982 Stock Option Plan, and the remainder of the award represented a reimbursement for income taxes payable by the Named Executive Officer with respect to the bonus award. The bonus awards for each Named Executive Officer were as follows: (i) for fiscal year 1995: Dr.
      Salsbury: $4,103, of which $2,551 represented the amount repaid to the Company as interest and $1,552 represented the tax reimbursement on the award; and Mr. Ortiz: $1,115, of which $694 represented the amount repaid to the Company as interest and $421 represented the tax reimbursement on the award; (ii) for fiscal year 1994: Dr. Salsbury:
      $62,519, of which $39,075 represented the amount repaid to the Company as interest and $23,444 represented the tax reimbursement on the award; and Mr. Ortiz: $17,411, of which $10,882 represented the amount repaid to the Company as interest and $6,529 represented the tax reimbursement on the award. For a description of the Supplemental Cash Bonus Plan, see "Supplemental Cash Bonus Plan" below.

(4) Except for the amounts noted in footnote (3) above, represents amounts reimbursed to the named executive officer in respect of certain financial and tax preparation services and automobile allowances.

(5)   All amounts shown in the column "All Other Compensation" represent:
      (i) the amount of forgiven indebtedness which the Named Executive Officer owed to the Company under the promissory notes such Named Executive Officer delivered in payment of the option exercise price of certain stock options granted under the 1982 Stock Option Plan; and
      (ii) the amount reimbursed to the Named Executive Officer for the income tax liability incurred as a result of the forgiveness of such promissory notes. During fiscal 1994, the amounts forgiven and reimbursed to the Named Executive Officers under the Special

      Loan Forgiveness Program were as follows: Dr. Salsbury: $226,584 forgiven and $135,952 reimbursed; and Mr. Ortiz: $61,600 forgiven and $39,960 reimbursed. During fiscal 1995, the amounts forgiven and reimbursed were as follows: Dr. Salsbury: $113,291 forgiven and $69,391 reimbursed; and Mr. Ortiz: $30,798 forgiven and $36,079 reimbursed. During fiscal year 1996, the amounts forgiven and reimbursed were as follows: Dr. Salsbury:
      $60,000 reimbursed. See "Special Loan Forgiveness Program."

SUPPLEMENTAL CASH BONUS PLAN

      The Supplemental Cash Bonus Plan was implemented as a special program to provide certain officers with an opportunity to earn additional compensation to be applied to the satisfaction of their outstanding indebtedness to the Company arising from the exercise of the stock options granted to them under the Company's 1982 Stock Option Plan. At the time when those options were exercised, the rules of the Securities and Exchange Commission applicable to short-swing trading transactions in the Company's common stock required the officer to hold the purchased shares for at least six months before those shares could be sold without short-swing liability. In order to avoid liquidity problems for the Officers, the Company permitted the option exercise price to be paid through a promissory note. The purchased shares were then held by the Company as security for the notes and were to be released as the shares were sold and the proceeds applied to the payment of the notes. During fiscal 1987 and 1988, the Company accepted promissory notes from the following Named Executive Officers in payment of the option exercise price for the number of shares specified for each such individual: Dr. Salsbury: 110,208 shares at an average exercise price of $4.18 per share; and Mr. Ortiz: 29,728 shares at an average exercise price of $4.27 per share. Accordingly, the amount of the promissory notes delivered under the 1982 Stock Option Plan in payment for the shares purchased by the Named Executive Officers were in the following aggregate amounts: Dr. Salsbury:
$460,539; and Mr. Ortiz: $126,831. The promissory notes were originally due and payable within three years after issuance, but the due date for payment was extended on several occasions, with the notes being fully repaid in March 1995.

      Under the Supplemental Cash Bonus Plan, each officer of the Company with an outstanding promissory note under the 1982 Stock Option Plan is to receive an annual cash payment equal to the interest due and payable on his promissory note plus an amount to reimburse him for the additional income tax incurred as a result of the payment. No executive officer to whom payments have been made under the Supplemental Cash Bonus Plan has received any amounts thereunder in excess of that necessary to satisfy the interest payment due on his promissory note and the taxes payable on the bonus. The total amounts accrued and paid in fiscal 1996, 1995 and 1994 under the Supplemental Cash Bonus Plan on behalf of the Named Executive Officers are included in the Summary Compensation Table and described in footnote (5) thereto.

SPECIAL LOAN FORGIVENESS PROGRAM

      The Special Loan Forgiveness Program (the "Loan Forgiveness Program") adopted by the Company was designed to achieve two primary purposes: (i) obtain working capital for the Company and (ii) allow certain officers who had outstanding promissory notes under the 1982 Stock Option Plan the opportunity to have that indebtedness forgiven over their period of continued service with the Company. The Loan Forgiveness Program consists of three separate components: the sale of the pledged shares and the paydown of the promissory note, the grant of new stock options, and the forgiveness of the balance of the note over a period of future service.

      Accordingly, each Named Executive Officer was required to sell all shares of Company common stock securing his promissory note and to apply the entire sale proceeds (net of sales commissions) to the partial payment of such note. The remaining balance of the note is forgiven in six equal and successive quarterly increments. However, unless otherwise provided by the Company, the officer must continue in the Company's employ through each forgiveness date in order to have the increment for that quarter forgiven. If the officer leaves the Company's employ prior to full forgiveness of his promissory note, then, unless otherwise provided by the Company, the entire unpaid balance of that note will become due and payable on the fifteenth (15th) day following such cessation of employee status.

      The number of shares of the Company's common stock sold by each of the Named Executive Officers under the Loan Forgiveness Program, the sales prices per share, and the total net proceeds paid to the Company as a result of such sales were as follows: Mr. Salsbury sold 52,650 shares at $1.0625 per share and 57,567 shares at $1.15625 per share, for total net proceeds of approximately $120,664; and Mr. Ortiz sold 14,250 shares at $1.0625 per share and 15,478 shares at $1.3125 per share, for total net proceeds of approximately $34,433.

      As the promissory note is forgiven in quarterly increments, the officer receives a cash bonus as a reimbursement from the Company in an amount equal to the Federal and state income tax liability incurred as a result of (i) the loan forgiveness and (ii) the cash bonus. As a result, the officer incurs no additional tax liability in connection with the forgiveness of his promissory note. The total amounts forgiven and reimbursed under the Loan Forgiveness Program on behalf of the Named Executive Officers are included in the Summary Compensation Table and described in footnote (5) thereto.

      Each Named Executive Officer was granted a new stock option under the 1982 Stock Option Plan for the same number of shares of common stock as were sold in connection with the paydown of his promissory note. The exercise price is equal to 100% of the fair market value per share of the Company's common stock on the grant date and the option will vest on a daily basis over an 18-month period of the officer's continued service with the Company, measured from the grant date. Any shares purchased by the Named Executive Officer under the new option will automatically be pledged as security for the unpaid balance of his promissory note and will be released incrementally as that note is forgiven.

STOCK OPTIONS

      The following table sets forth information concerning the stock options granted under the 1982 Stock Option Plan during the 1996 fiscal year to the Named Executive Officers. The table also sets forth hypothetical gains or potential "option spreads" for those options at the end of their respective ten-year terms. These potential realizable values are based on the assumption that the market price of the Company's common stock will appreciate at the rate of five percent (5%) and ten percent (10%), compounded annually, from the date the option was granted to the last day of the full option term. The actual value realized upon the exercise of these options, if any, will be dependent upon the future performance of the Company's common stock and overall market conditions. During the 1996 fiscal year, no stock appreciation rights were granted to the Named Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL
                                                                                             REALIZABLE VALUE
                                                                                                AT ASSUMED
                                           INDIVIDUAL GRANTS                                  ANNUAL RATES OF
                                                                                                STOCK PRICE
                                                                                             APPRECIATION FOR
                                                                                               OPTION TERM(2)
                       -----------------------------------------------------------       --------------------------
                                       % OF TOTAL
                                        OPTIONS
                       OPTIONS         GRANTED TO       EXERCISE
                       GRANTED         EMPLOYEES          PRICE
                       (NO. OF         IN FISCAL           PER          EXPIRATION
        NAME           SHARES)          YEAR (1)        SHARE ($)          DATE           5% ($)           10% ($)
------------------     -------         ----------       ---------       ----------       -------          ---------
Philip J. Salsbury     125,000             12.3%          $2.750            2/06         216,183            547,849
                       125,000             12.3%           3.438            7/06         270,267            684,911
Robert O. Hersh        200,000             19.7%           3.625           10/05         455,949          1,155,463
Philip A. Ortiz         70,000              6.9%           2.750            2/06         121,062            306,795
Stephen F. Dreyer            0               --               --              --              --                 --
Barry C. Gray          130,000             12.8%           3.625           10/05         296,367            751,051

---------------

(1) The Company granted options to purchase a total of 1,013,000 shares of common stock to employees during the year ended September 30, 1996.

(2) The five percent (5%) and ten percent (10%) assumed annual rates of compound stock price appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or a projection by the Company of future stock prices.

STOCK OPTION EXERCISES AND HOLDINGS

            The following table sets forth certain information concerning the number of options exercised during the fiscal year ended September 30, 1996 and the number of shares subject to exercisable and unexercisable stock options held by the Named Executive Officers as of September 30, 1996.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                                                                                VALUE OF UNEXERCISED IN-THE-MONEY
                                                             NUMBER OF UNEXERCISED OPTIONS     OPTIONS AT FISCAL YEAR END (MARKET
                                                           AT FISCAL YEAR END (NO. OF SHARES) PRICE OF SHARES LESS EXERCISE PRICE)
                                                                                                          ($) (2) (3)
                                                           ---------------------------------- ------------------------------------
                             SHARES
                            ACQUIRED           VALUE
                               ON            REALIZED
       NAME                 EXERCISE            (1)          EXERCISABLE     UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
-------------------         --------         --------        -----------     -------------      -----------       -------------
Phillip J. Salsbury               0                --          699,272          324,757          $1,751,746          $419,855
Robert O. Hersh                   0                --           54,576          145,424              13,644            36,356
Philip A. Ortiz              42,000          $107,836           22,934           72,794              40,600           108,396
Stephen F. Dreyer            50,000          $136,270          135,630          354,370             339,075           885,925
Barry C. Gray                     0                --           35,474           94,526               8,868            23,632

-----------

(1) The "value realized" represents the difference between the base (or exercise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.

(2) "In-the-money" options are options whose base (or exercise) price was less than the market price of common stock at September 30, 1996.

(3) Assuming a fair market value of $3.875 per share, which was the closing price of a share of the Company's common stock reported on the Nasdaq National Market on September 30, 1996.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation and Stock Option Committees of the Board of Directors (the "Committees") administer the Company's compensation policies and programs. The Compensation Committee makes and reviews recommendations regarding the Company's compensation policies and executive compensation, including setting the base salaries of the Company's executive officers, approving individual bonuses and bonus programs for executive officers, and administering certain of the Company's stock option and other employee benefit plans. The Stock Option Committee is solely responsible for administering the Company 1982 Stock Option Plan, under which grants may be made to executive officers and other key employees. The following is a summary of policies of the Committees that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this proxy statement.

      GENERAL COMPENSATION POLICY. The overall policy of the Committees is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. One of the primary objectives is to have a substantial portion of each executive officer's compensation contingent upon the Company's performance as well as upon such executive officer's own level of performance. Each executive officer's compensation package is generally comprised of three elements: (i) base salary, which reflects an individual's position and responsibilities, as well as past performance, and is generally designed primarily to be competitive with the salary levels of the Company's competitors in the semiconductor industry, (ii) annual variable performance awards payable in cash and tied to the achievement of annual performance goals, and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. Generally, as an executive officer's level of responsibility increases, a greater portion of such executive officer's total compensation will be dependent upon Company performance and stock price appreciation rather than base salary.

      FACTORS. Several important factors considered in establishing the components of each executive officer's compensation package for the 1996 fiscal year are summarized below. Additional factors were taken into account to a lesser degree. The Committees may in their discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years. However, it is currently contemplated that all compensation decisions will be designed to further the overall compensation policy described above.

      BASE SALARY. The base salary for each officer is primarily set on the basis of personal performance and internal comparability considerations, and, to a lesser extent, on the financial performance of the Company. Because of the Company's financial performance over the past four fiscal years, the base salary levels of the executive officers have not increased significantly above the levels in effect for the 1993 fiscal year.

      ANNUAL INCENTIVE COMPENSATION. For the 1996 fiscal year, the Company had no bonus program. Mr. Gray's bonus arrangement was in connection with his initial employment, and Mr. Hersh's bonus was granted in consideration of additional responsibilities he undertook.

      LONG-TERM STOCK-BASED INCENTIVE COMPENSATION. Generally, the Stock Option Committee approves annual grants of stock options to each of the Company's executive officers under the 1982 Stock Option Plan. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term and the officer continues in the Company's employ. The size of the option grant to each executive officer is designed to create a meaningful opportunity for stock ownership based upon the executive officer's current position with the Company, internal comparability with option grants made to other Company executives, the executive officer's current level of performance and the executive officer's potential for future responsibility and promotion over the option term. The Stock Option Committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Stock Option Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. In fiscal year 1996, option grants were made to Dr. Salsbury and each of the executive officers, other than Mr. Dreyer who received a substantial grant in connection with his appointment to his position at the Company in 1995. The option grants made to Mr. Hersh and Mr. Gray were in connection with their appointment to their current positions with the Company. Option grants were made to Mr. Salsbury and Mr. Ortiz to compensate for the lack of any significant increase in their base salaries, to compensate them for their promotions and the accompanying additional responsibilities, and to make their total compensation more dependent upon future appreciation in the market price of the Company's common stock.

      CEO COMPENSATION. In setting the compensation payable to Dr. Salsbury, the Company's Chief Executive Officer during fiscal 1996, the Compensation Committee sought to be competitive with the Company's competitors in the semiconductor industry, while at the same time tying a significant percentage of such compensation to Company performance and stock price appreciation. The Compensation Committee established Dr. Salsbury's base salary for fiscal 1996 with the intent to provide him with a minimum level of compensation not tied to any significant degree to Company performance factors.

      The incentive bonus component of Dr. Salsbury's compensation for the 1996 fiscal year was dependent primarily upon the Company's pre-tax quarterly profits and provided no dollar guarantees. No bonus was earned by Dr. Salsbury during fiscal 1996 on the basis of this performance factor. However, as described above Dr. Salsbury also participated in the Supplemental Cash Bonus Plan and the Loan Forgiveness Program, along with other executive officers of the Company, and earned compensation under those programs solely on the basis of his continued employment.

      Submitted by the Compensation Committee and Stock Option Committee of the Board of Directors:

      Alan V. Gregory, Member, Compensation and Stock Option Committees Charles C. Harwood, Member, Compensation and Stock Option Committees

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Dr. Salsbury, a member of the Company's Board of Directors, is currently the President and Chief Executive Officer of the Company.

      No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

TERMINATION OF EMPLOYMENT ARRANGEMENTS

      In July 1987, the Company's Board of Directors adopted a special Severance Pay Program for the benefit of its executive officers. Under the program, a participant who voluntarily terminates such participant's employment within 12 months following a change in control of the Company will remain as a consultant to the Company for a maximum of six months following such termination of employment. For each month during the period the participant is available to provide consulting services, the Company will pay the participant l/12th of such participant's then current annual compensation (i.e., annualized base salary for the year plus the amount of any commissions, cash bonuses and deferred compensation for the prior year). A participant whose employment is involuntarily terminated within 18 months of a change in control will receive a lump sum severance payment equal to l.5 times such participant's then current annual compensation. Under the program, full vesting of all outstanding stock options may also occur upon certain changes in control, and the participants will have the right, in the event of a hostile change in control, to surrender their options for a cash distribution equal to the difference between the aggregate fair market value of the shares purchasable under their options and the aggregate exercise price payable for such shares ("limited stock appreciation rights"). Under no circumstances may the aggregate value of the payments and benefits under the program exceed three times the participant's average W-2 wages for the five calendar years immediately preceding the calendar year in which the change in control occurs. For purposes of the program, a change in control will occur in the event of (i) a stockholder-approved merger or acquisition of the Company in which 50% or more of the Company's outstanding voting stock is transferred to different holders, (ii) the acquisition of 25% or more of the Company's outstanding voting stock pursuant to a tender or exchange offer which the Company's Board of Directors does not recommend the stockholders of the Company accept, or (iii) a change in the composition of the Board of Directors which results in members of the Board who were elected at the last uncontested election of Board members ceasing to comprise a majority of the Board by reason of a contested election. Each of the named executive officers is a participant in the Severance Pay Program.

                                PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on the common stock of the Company with that of the S&P 500 Stock Index, a broad market index published by the Standard & Poor's Corporation, and the H&Q Semiconductor Index, a semiconductor company stock index published by Hambrecht & Quist Incorporated. The comparison for each of the periods assumes that $100 was invested on September 30, 1991 in the Company's common stock, the stocks included in the S&P 500 Stock Index and the stocks included in the H&Q Semiconductor Index. These indices, which reflect formulas for dividend reinvestment and weighting of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.

           COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG SEEQ
               TECHNOLOGY INCORPORATED, THE S&P 500 INDEX AND THE
                     HAMBRECHT AND QUIST SEMICONDUCTOR INDEX


  MEASUREMENT PERIOD                  SEEQ            S&P 500         H&Q SEMI-
(FISCAL YEAR COVERED)                                                 CONDUCTOR
9/30/91                                100              100              100
9/30/92                                 52              111              145
9/30/93                                 71              125              307
9/30/94                                 55              130              317
9/30/95                                232              169              640
9/30/96                                200              203              478


*$100 INVESTED ON 09/30/91 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING SEPTEMBER 30

      Notwithstanding anything to the contrary set forth in any of the Companies previous filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation and Stock Option Committee Report on Executive Compensation and the preceding Company Stock Performance Graph shall not be incorporated by reference into any such filings; nor shall such Report or Graph be incorporated by reference into any future filings.

                                 PROPOSAL NO. 2:

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Company is asking the stockholders to ratify the selection of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending September 30, 1997. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Price Waterhouse LLP.

      In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company and its stockholders.

      Price Waterhouse LLP has audited the Company's financial statements annually since its inception. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1997.

                                 OTHER BUSINESS

      The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

      Proposals of stockholders that are intended to be presented at the Company's annual meeting of stockholders to be held in 1998 must be received by October 31, 1997 in order to be included in the proxy statement and proxy relating to that meeting.

                                       By order of the Board of Directors

                                       ROBERT O. HERSH
                                       Secretary

February 14, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          SEEQ TECHNOLOGY INCORPORATED

            PHILLIP J. SALSBURY and ROBERT O. HERSH, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of capital stock of SEEQ Technology Incorporated (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Shareholders on March 20, 1997, and at any adjournments or postponements thereof as follows:

      1. The election of all nominees listed below for the Board of Directors, as described in the Proxy Statement:

            Alan V. Gregory, Charles C. Harwood, and Phillip J. Salsbury

                               FOR  / /  AUTHORIZATION WITHHELD  / /

(INSTRUCTION:                  To withhold authority to vote for any
                               individual nominee, write such name or names in the space provided below.)

      2. Proposal to ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending September 30, 1997:

                       FOR / / AGAINST / / ABSTAIN / /

      3. Transaction of any other business which may properly come before the meeting and any adjournment or postponement thereof.

            The Board of Directors recommends a vote FOR each of the above proposals. THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE ABOVE PROPOSALS AND, AT THE DISCRETION OF THE PERSONS NAMED AS PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. This proxy may be revoked at any time before it is voted.

            DATE: ________________________, 1997

            _________________________________
            (Signature)

            _________________________________
            (Signature if held jointly)

            (Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian or in any other representative capacity, give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
                          USING THE ENCLOSED ENVELOPE.